LETTER AGREEMENT

September 1, 2010

Mr. Pete Gunning

President and Chief Executive Officer

Russell Investment Management Company

909 A Street

Tacoma, WA 98402

Re:	Advisory Agreement – Manager Compensation – Section 6.A Manager Compensation

This letter agreement amends the Advisory Agreement (the “Agreement”) dated January 1, 1999 between Russell Investment Company (“RIC”) and Russell Investment Management Company (“RIMCo”). RIC and RIMCo desire to amend and restate Section 6.A of the Agreement as follows:

6.	Compensation of the Manager.

A.	As consideration for the Manager’s services to the following Sub-Trusts, the Manager shall receive from each of these Sub-Trusts an annual management fee, accrued daily at the rate of 1/365th of the applicable management fee and payable following the last day of each month, of the following annual percentages of each Sub-Trust’s average daily net assets during the month:

Fund	Asset Level	Fee
Russell Short Duration Bond	All assets	0.45%
Russell Tax Exempt Bond	All assets	0.30%
Russell Real Estate Securities	All assets	0.80%
Russell Global Equity	All assets	0.95%
Russell Emerging Markets	All assets	1.15%
Russell Money Market	All assets	0.20%
Russell U.S. Core Equity	All assets	0.55%
Russell U.S. Small & Mid Cap	All assets	0.70%
Russell Quantitative Equity	All assets	0.55%
Russell International Developed Markets	All assets	0.70%
Russell Investment Grade Bond	All assets	0.25%
Russell Strategic Bond	All assets	0.50%
Russell Tax-Managed U.S. Large Cap	All assets	0.70%
Russell Commodity Strategy	All assets	1.25%
Russell Global Credit Strategies	All assets	1.00%
Russell Global Infrastructure	All assets	1.25%
Conservative Strategy	All assets	0.20%
Balanced Strategy	All assets	0.20%

Fund	Asset Level	Fee
Moderate Strategy	All assets	0.20%
Growth Strategy	All assets	0.20%
Equity Growth Strategy	All assets	0.20%
Tax-Managed Mid & Small Cap	All assets	0.98%
Russell U.S. Growth	All assets	0.80%
Russell U.S. Value	All assets	0.70%
2010 Strategy	All assets	0.00%
2015 Strategy	All assets	0.00%
2020 Strategy	All assets	0.00%
2025 Strategy	All assets	0.00%
2030 Strategy	All assets	0.00%
2035 Strategy	All assets	0.00%
2040 Strategy	All assets	0.00%
2045 Strategy	All assets	0.00%
2050 Strategy	All assets	0.00%
2055 Strategy	All assets	0.00%
In Retirement	All assets	0.00%
2017 Retirement Distribution – A Shares	All assets	0.20%
2017 Retirement Distribution – S Shares	All assets	0.20%
2017 Accelerated Distribution – A Shares	All assets	0.20%
2017 Accelerated Distribution – S Shares	All assets	0.20%
2027 Extended Distribution – A Shares	All assets	0.20%
2027 Extended Distribution – S Shares	All assets	0.20%
Russell Tax-Managed Global Equity	All assets	0.20%

If this agreement is acceptable to you, please sign below to indicate your acceptance and agreement.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:	/s/ Mark E Swanson
Mark E. Swanson
Treasurer and Chief Accounting Officer

Accepted and Agreed:

RUSSELL INVESTMENT MANAGEMENT COMPANY

By:	/s/ Pete Gunning
Pete Gunning
President